Exhibit 10.1

Direct Dial: 972.538.4686

E-Mail: tlgrinnell@containerstore.com

September 14, 2023

Satish Malhotra

Chief Executive Officer

The Container Store

500 Freeport Pkwy

Coppell, TX 75019

Re:     Base Salary Reduction

Dear Satish:

This letter memorializes the understanding between you and The Container Store Group, Inc. (the “Company”) regarding the temporary reduction to your annual base salary. Per your request, you have agreed that your annual base salary will temporarily be reduced from $925,000 to $832,500 effective October 1, 2023 through March 31, 2024. Effective April 1, 2024, your annual base salary will be reinstated to its current rate without retroactive effect.  Please note that your signature to this letter will evidence your consent to this temporary base salary reduction and your waiver of any right you may have to resign for “good reason” under your employment agreement or any other agreement containing “good reason” or a similar concept between you and the Company or an affiliate thereof as a result of such temporary base salary reduction.  You further acknowledge and agree that, as a result of your signature to this letter, this temporary base salary reduction will not constitute a breach or violation by the Company of any provision of your employment agreement with the Company.

Please indicate your agreement with the terms of this letter by signing and dating this letter in the space below.  Thank you for your contributions to the Company.  We look forward to continuing our journey together with your leadership.

Sincerely,

/s/ Tasha Grinnell

Tasha Grinnell

Chief Legal Officer and Corporate Secretary

TG/ph

I have read and understand this letter and acknowledge, accept and agree to its terms.

9/14/2023	/s/ Satish Malhotra
Date:	Satish Malhotra